EXHIBIT 23.2


                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2002, except for Note 16, as to which the date is January 31, 2002, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of DENTSPLY International Inc., which is incorporated by reference in DENTSPLY International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated March 28, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.




/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
November 27, 2002


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